Exhibit (b)(iv) under Form N-1A
                                           Exhibit 3(ii) under Item 601/Reg. S-K

              Federated U.S. Government Securities Fund: 5-10 Years

                                                             Amendment #3
                                                            to the By-Laws

                                                       (effective May 12, 1998)

Strike Section 3 - Place of Meeting of Article IV - Shareholders' Meetings and replace it with the following:

         Section 3. Place of Meeting. Meetings of the shareholders of the Trust or a particular Series or Class shall be held at such place within or without The Commonwealth of Massachusetts as may be fixed from time to time by resolution of the Trustees.

Strike Section 6 - Place of Meeting of Article V - Trustees' Meetings and replace it with the following:

         Section 6. Place of Meeting. Meetings of the Trustees shall be held at such place within or without The Commonwealth of Massachusetts as fixed from time to time by resolution of the Trustees, or as the person or persons requesting said meeting to be called may designate, but any meeting may adjourn to any other place.